UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act Of 1934

Date of report (Date of earliest event reported)      February 12, 2008

KELLWOOD COMPANY

(Exact name of registrant as specified in its charter)

Delaware	000-07340	36-2472410

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

600 Kellwood Parkway, St. Louis, Missouri		63017

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, including area code      (314) 576-3100

Not Applicable

(Former name or former address, if changed since last report)

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry Into A Material Definitive Agreement

On February 12, 2008, Kellwood Company, a Delaware corporation (the “Company”), entered into a First Amendment to Loan and Security Agreement, amending the Loan and Security Agreement, dated as of April 12, 2006, among the Company and certain of its domestic subsidiaries, certain commercial lending institutions, and Bank of America, N.A., as agent to the lenders party to the Agreement. The effect of the Amendment was to permit the Change of Control as defined in the Loan Agreement which occurred on February 13, 2008, when Cardinal Integrated, LLC (“Cardinal”), an affiliate of Sun Capital Securities Group LLC (“Sun Capital”) acquired a majority of the outstanding shares of Common Stock of the Company, as more particularly described in Item 5.01 below. A copy of the Amendment is furnished herewith as Exhibit 10.1.

ITEM 1.02 Termination of a Material Definitive Agreement

The acquisition of a majority of the Company’s outstanding common stock by Cardinal pursuant to the Tender Offer described in Item 5.01 below on February 13, 2008, constituted a Change in Control event under the following benefit plans of the Company: 1995 Stock Option Plan for Non-Employee Directors; Executive Deferred Compensation Plan I; Executive Deferred Compensation Plan II; 1995 Omnibus Incentive Plan; Corporate Development Incentive Plan; Long-Term Incentive Plan; and Change in Control Severance Pay Plan (collectively, the “Plans”). Effective as of February 13, 2008, the Plans were terminated and all account balances and other benefits became payable to the participants. Information concerning the payments is contained in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9, as filed on January 28, 2008 with the Securities and Exchange Commission (the “SEC”) and amended on February 11, 2008 and February 13, 2008.

ITEM 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

The Change in Control which occurred upon the acquisition by Cardinal of a majority of the Company’s outstanding common stock constituted a triggering event under the Company’s Supplemental Indenture to the 3.50% Convertible Senior Debenture Indenture, dated as of March 15, 2005, with Union Bank of California, N.A., constituting a Fundamental Change under the Company’s 3.5% Convertible Debentures, due June 15, 2034. The Company shall provide notice of the Fundamental Change to all holders of the Debentures on or prior to March 14, 2008, following which the holders of Debentures will have an opportunity to convert or tender the Debentures for payment in cash of the par value thereof plus accrued interest.

ITEM 5.01 Changes in Control of Registrant

On January 15, 2008, Cardinal commenced a Tender Offer for the Company’s common stock (the “Tender Offer”). On February 10, 2008, the Company entered into a Merger Agreement with Cardinal providing for the acquisition by merger of all shares not acquired in the Tender Offer (the “Merger Agreement”). On February 13, 2008, Sun Capital announced that its affiliate, Cardinal, had acquired approximately 90% of the Company’s common stock and commenced a subsequent offering period for the untendered shares. Holders of shares acquired pursuant to the Offer or the Merger Agreement will receive $21.00 cash per share. The aggregate cost of acquisition of securities pursuant to the Tender Offer is approximately $470 million, which amount does not include shares owned by Sun Capital or its affiliates prior to commencement of the Tender Offer. Pursuant to the terms of the Merger Agreement, Sun Capital designated four individuals to become directors of the Company, as more particularly described in Item 5.02 below.

Since Kellwood Company will become a wholly-owned Subsidiary of Cardinal, Kellwood Common Stock will be withdrawn from listing on the New York Stock Exchange and the Common Stock will be withdrawn from registration under Section 12(b) of the Securities Exchange Act of 1934, as amended.

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the Tender Offer and Merger Agreement, each of Ben B. Blount, Jr., Kitty G. Dickerson, Ph.D., Jerry M. Hunter, Phillip B. Miller and Robert Siegel (the “Resigning Directors”) resigned from their respective positions as members of the Company’s Board of Directors effective February 13, 2008. On February 13, 2008, Jason G. Bernzweig, Mark Brody, Christopher T. Metz, and Christopher H. Thomas (the “Purchaser Designees”) were designated by Sun Capital Securities Group, LLC, to fill four of the vacancies on the Company’s Board of Directors. On February 13, 2008, the Board of Directors appointed the Purchaser Designees to replace four of the Resigning Directors. Information on the Purchaser Designees is contained in the Company’s Information Statement pursuant to Section 14(f), filed as Exhibit (e)(4) to Amendment No. 1 to Schedule 14D-9/A filed February 11, 2008.

Important Additional Information Have Been Filed with the Securities and Exchange Commission (“SEC”)

Kellwood’s stockholders should read Kellwood’s Solicitation/Recommendation Statement on Schedule 14D-9, as such Statement filed with the SEC on January 28, 2008 and amended on February 11, 2008 and February 13, 2008. The Solicitation/Recommendation Statement and other public filings made from time to time by Kellwood with the SEC are available without charge from the SEC’s website at www.sec.gov or from Kellwood’s website at ww.kellwood.com.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1 First Amendment to Loan and Security Agreement, dated February 12, 2008, amending the Loan and Security Agreement, dated as of April 12, 2006 among Kellwood Company and certain of its domestic subsidiaries, certain commercial lending institutions, and Bank of America, N.A., as Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KELLWOOD COMPANY
(Registrant)

DATE February 14, 2008	BY	/s/ Thomas H. Pollihan

Thomas H. Pollihan
Executive Vice President, Secretary
and General Counsel